Exhibit 99.1

Ur-Energy Releases 2016 Q1 Results; Webcast May 11, 2016

Littleton, Colorado (PR Newswire – May 6, 2016) Ur-Energy Inc. (NYSE MKT:URG TSX:URE,) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2016, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Chairman of the Company, Jeff Klenda noted “Our program of term-priced contracts, which are in place through the end of the decade, is serving us extremely well in the current challenging market environment. Our Board of Directors is to be commended for its foresight and commitment to safeguard the Company and its shareholders with these contracts.  Also key in this market, Lost Creek operations continue to be reliable, at industry-leading costs of production.

Lost Creek Uranium Production and Sales

During the three months ended March 31, 2016, 159,331 pounds of U3O8 were captured within the Lost Creek plant. 173,844 pounds were packaged in drums and 182,150 pounds of the drummed inventory were shipped to the conversion facility. We sold 75,000 pounds of U3O8 during the quarter. Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production Costs	Unit	2016 Q1	2015 Q4	2015 Q3	2015 Q2

Pounds captured	lb	159,331	211,717	172,282	207,268
Ad valorem and severance tax	$000	$420	$470	$674	$310
Wellfield cash cost (1)	$000	$1,013	$1,017	$990	$830
Wellfield non-cash cost (1)(2)	$000	$731	$619	$1,087	$1,333
Ad valorem and severance tax per pound captured	$/lb	$2.64	$2.22	$3.91	$1.50
Cash cost per pound captured	$/lb	$6.36	$4.80	$5.75	$4.00
Non-cash cost per pound captured	$/lb	$4.59	$2.92	$6.31	$6.43

Pounds drummed	lb	173,844	189,480	176,850	183,858
Plant cash cost (3)	$000	$1,696	$1,687	$1,824	$1,983
Plant non-cash cost (2)(3)	$000	$497	$497	$498	$498
Cash cost per pound drummed	$/lb	$9.76	$8.90	$10.31	$10.79
Non-cash cost per pound drummed	$/lb	$2.86	$2.63	$2.82	$2.71

Pounds shipped to conversion facility	lb	182,150	181,568	184,380	179,672
Distribution cash cost (4)	$000	$88	$128	$80	$141
Cash cost per pound shipped	$/lb	$0.48	$0.70	$0.43	$0.78

Pounds purchased	lb	-	-	-	200,000
Purchase costs	$000	$-	$-	$-	$7,878
Cash cost per pound purchased	$/lb	$-	$-	$-	$39.39

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2016 Q1	2015 Q4	2015 Q3	2015 Q2

Pounds sold	lb	75,000	225,000	150,000	404,000
U3O8 sales	$000	$2,709	$7,756	$8,459	$18,213
Average contract price	$/lb	$39.35	$28.49	$66.71	$46.88
Average spot price	$/lb	$34.50	$36.18	$35.75	$36.50
Average price per pound sold	$/lb	$36.12	$34.47	$56.39	$45.08

U3O8 cost of sales (1)	$000	$1,855	$5,931	$4,180	$13,791
Ad valorem and severance tax cost per pound sold	$/lb	$2.61	$2.80	$2.59	$2.78
Cash cost per pound sold	$/lb	$15.41	$15.42	$15.19	$16.15
Non-cash cost per pound sold	$/lb	$6.71	$8.13	$10.09	$10.05
Cost per pound sold - produced	$/lb	$24.73	$26.35	$27.87	$28.98
Cost per pound sold - purchased	$/lb	$-	$-	$-	$39.39
Average cost per pound sold	$/lb	$24.73	$26.35	$27.87	$34.14

U3O8 gross profit	$000	$854	$1,825	$4,279	$4,422
Gross profit per pound sold	$/lb	$11.39	$8.11	$28.52	$10.94
Gross profit margin	%	31.5%	23.5%	50.6%	24.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	71,602	88,788	71,860	79,036
Plant inventory	lb	22,062	30,367	22,455	30,006
Conversion facility inventory	lb	173,178	63,776	102,782	66,314
Total inventory	lb	266,842	182,931	197,097	175,356

Total cost
In-process inventory	$000	$977	$994	$1,121	$1,219
Plant inventory	$000	$569	$742	$712	$850
Conversion facility inventory	$000	$4,388	$1,609	$3,025	$1,815
Total inventory	$000	$5,934	$3,345	$4,858	$3,884

Cost per pound
In-process inventory	$/lb	$13.64	$11.20	$15.60	$15.42
Plant inventory	$/lb	$25.79	$24.43	$31.71	$28.33
Conversion facility inventory	$/lb	$25.34	$25.23	$29.43	$27.37

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Inventory and Production table) adjusted for changes in inventory values.

U3O8 sales of $2.7 million for 2016 Q1 were based on selling 75,000 pounds at an average price of $36.12, with a regularly-scheduled contract delivery of 25,000 pounds and a sale of 50,000 pounds on the spot market. For the quarter, our cost of sales totaled $1.9 million based on selling 75,000 pounds from production at a total cost per pound of $24.73, down from $26.35 in the previous quarter. As most of the sales were from inventory already at the conversion facility, the cost per pound sold was not reflective of the increased cost per pound produced for the quarter.

The gross profit from uranium sales for the quarter was $0.9 million, which represents a gross profit margin of approximately 32%. This was higher than the previous quarter due to higher contract price and a decrease in costs mainly associated with the change in the non-cash wellfield costs in the fourth quarter of 2015 which flowed through to cost of sales in the current quarter.

Total Cost Per Pound Sold Reconciliation	Unit	2016 Q1	2015 Q4	2015 Q2	2015 Q2

Ad valorem & severance taxes	$000	$420	$470	$674	$310
Wellfield costs	$000	$1,744	$1,636	$2,077	$2,163
Plant and site costs	$000	$2,193	$2,184	$2,322	$2,481
Distribution costs	$000	$88	$128	$80	$141
Inventory change	$000	$(2,590)	$1,513	$(973)	$818
Cost of sales - produced	$000	$1,855	$5,931	$4,180	$5,913
Cost of sales - purchased	$000	$—	$—	$—	$7,878
Total cost of sales	$000	$1,855	$5,931	$4,180	$13,791

Pounds sold produced	lb	75,000	225,000	150,000	204,000
Pounds sold purchased	lb	—	—	—	200,000
Total pounds sold	lb	75,000	225,000	150,000	404,000

Average cost per pound sold - produced (1)	$/lb	$24.73	$26.35	$27.87	$28.98
Average cost per pound sold - purchased	$/lb	$-	$-	$-	$39.39
Total average cost per pound sold	$/lb	$24.73	$26.35	$27.87	$34.14

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2016

As a result of the continuing low spot price environment, we anticipate that we will continue to maintain production at levels that will be consistent with our contractual sales obligations, which are 662,000 pounds at an average realizable price of $47.61 per pound (including the deliveries assigned during the quarter) in the current year. The monthly 2016 production target for Lost Creek is to dry and drum an average of 55,000 to 60,000 pounds U3O8. Production at this level will permit delivery into our 2016 term contract commitments, discretionary spot sales, and the continuing buildup of our inventory, with an estimated final production for 2016 within the previously-projected range of 650,000 to 750,000 pounds U3O8. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot market and term pricing, and other factors. The assignment of delivery obligations we made in March 2016 permits us greater flexibility to make such operational decisions and/or to continue to build inventory.

We ended the quarter with 195,240 pounds of dried and drummed U3O8 in ending inventory, of which 173,178 pounds were held at the conversion facility. The increase in inventory is the result of continued drumming and shipments to the converter at targeted production rates, together with lower scheduled deliveries into sales contracts and only one spot sale. At the end of the quarter, the average cash cost per pound in the conversion facility ending inventory was $15.85, an increase from $15.39 at the end of the previous quarter, and is reflective of the increased cost per pound produced for the quarter, which was again primarily driven by the lower production levels.

Webcast and Teleconference

A webcast and teleconference will be held on Wednesday, May 11, 2016 at 9:00 a.m. (MT) / 11:00 a.m. (ET) to discuss the results and provide an operational update. A Q&A session will follow the presentation. Those wishing to participate by phone can do so by calling:

US Toll-free Number 1-877-226-2859

Canada Toll-free Number 1-855-669-9657

International Number 1-412-542-4134

Ask to be joined into the Ur-Energy call.

The call is being webcast by PR Newswire. The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by clicking here or by copying the following URL into your web browser:

https://www.webcaster4.com/Webcast/Page/1186/14900

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. The Company has begun to submit applications for permits and licenses to operate Shirley Basin. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey T. Klenda, Chair, Executive Director
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued maintenance of steady state operations at the Lost Creek facility; ability to meet production targets and to timely deliver into existing contractual obligations; whether the Company’s long term contracts adequately protect against market volatility; the ability to realize the technical and economic viability of the Lost Creek Project as set forth in the PEA for the Lost Creek Property) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.